Calumet Specialty Products Partners, L.P. Reports First Quarter 2010 Results

INDIANAPOLIS—(PR NEWSWIRE)— May 5, 2010— Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the “Partnership” or “Calumet”) reported a net loss for the quarter ended March 31, 2010 of $13.1 million compared to net income of $75.6 million for the quarter ended March 31, 2009. Calumet reported net cash provided by operating activities of $57.3 million for the quarter ended March 31, 2010 as compared to $32.6 million for the quarter ended March 31, 2009.

Earnings before interest expense, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA (as defined by the Partnership’s credit agreements) were $9.1 million and $20.8 million, respectively, for the quarter ended March 31, 2010 as compared to $99.7 million and $50.1 million, respectively, for the quarter ended March 31, 2009. Distributable Cash Flow (as defined below) for the quarter ended March 31, 2010 was $8.2 million as compared to $38.9 million for same period in 2009. The $29.3 million decrease in Adjusted EBITDA quarter over quarter was primarily due to the decrease in gross profit discussed below, partially offset by a decrease in realized loss on derivative instruments of $7.9 million for the quarter ended March 31, 2010 as compared to the same period in 2009. (See the section of this release titled “Non-GAAP Financial Measures” and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles (“non-GAAP”) financial measures, definitions of measures and reconciliations of such measures to the comparable GAAP measures.)

Net income for the first quarter of 2010 decreased by $88.7 million as compared to the same period in 2009, due primarily to both a decrease of $47.3 million in gross profit and decreased unrealized derivative gains of $47.5 million. The decrease in gross profit was primarily due to increasing crude oil prices during the first quarter of 2010 as compared to the significant decline in crude oil prices in the first quarter of 2009.

	For the Three Months Ended March 31,
	2010	2009
	(In millions)
Gross profit by segment:
Specialty products	$23.4	$59.8
Fuel products	8.3	19.2
Total gross profit	$31.7	$79.0

Gross profit by segment for the first quarter of 2010 for specialty products and fuel products was $23.4 million and $8.3 million, respectively, compared to $59.8 million and $19.2 million, respectively, for the same period in 2009. The decrease of $36.4 million in specialty products segment gross profit was primarily due to an increase of 91.5% in the average cost of crude oil per barrel and reduced production. This lower production was primarily due to the deliberate reduction in crude oil run rates at our facilities due to poor economics of running additional barrels. Partially offsetting this reduction was an increase in the average sales price per barrel, which increased our specialty product segment sales by 29.9%, and an increase in sales volume of 10.9%.

Fuel products segment gross profit was negatively impacted by the sales volume of our fuel products falling by 18.1% due to reduced production at our Shreveport refinery. In addition, the average cost of crude oil per barrel increased by 93.7% as compared to an increased average selling price per barrel of 55.6%. These reductions in gross profit were partially offset by a $3.8 million net increase in derivative gains on our fuel products cash flow hedges recorded in sales and cost of sales.

Total specialty products segment sales volume for the first quarter of 2010 was 27,278 barrels per day ("bpd") as compared to 24,589 bpd for the same period in 2009, an increase of 2,689 bpd or 10.9%.  The sales volume increase for the specialty products segment was primarily driven by lubricating oils and solvents sales volume due to the improving economic conditions and from our specialty products agreements with LyondellBasell which were effective in November 2009.

Total fuel products segment sales volume for the first quarter of 2010 was 24,422 bpd as compared to 29,833 bpd in the same period in 2009, a decrease of 5,411 bpd, or 18.1%.  The sales volume decrease for the fuels segment was primarily due to the decrease in production rates at the Shreveport refinery resulting from the temporary idling of the refinery's sour crude oil unit during the entire first quarter of 2010 and an environmental operating unit failure which occurred in February 2010.

"We chose to operate our facilities at reduced rates during the first quarter of 2010 due to weak refining crack spreads.  Fuel products crack spreads have strengthened in recent weeks which are encouraging for our fuel products segment. We have seen a continued increase in demand for our specialty products and expect to increase production rates at all of our facilities during the second quarter in order to satisfy this increased demand," said Bill Grube, Calumet's Chief Executive Officer and President.

Quarterly Distribution

On April 12, 2010, the Partnership declared a quarterly cash distribution of $0.455 per unit for the quarter ended March 31, 2010 on all outstanding units. The distribution will be paid on May 14, 2010 to unitholders of record as of the close of business on May 4, 2010.

Operations Summary

The following table sets forth unaudited information about our combined operations. Facility production volume differs from sales volume due to changes in inventory.

	Three Months Ended March 31,
	2010	2009
Sales volume (bpd):
Specialty products	27,278	24,589
Fuel products	24,422	29,833
Total (1)	51,700	54,422

Total feedstock runs (bpd) (2)	48,331	63,219
Facility production (bpd): (3)
Specialty products:
Lubricating oils	11,279	11,650
Solvents	8,070	8,267
Waxes	1,009	1,101
Fuels	1,150	666
Asphalt and other by-products	5,766	7,735
Total	27,274	29,419
Fuel products:
Gasoline	8,777	11,078
Diesel	8,986	12,750
Jet fuel	5,254	7,346
By-products	297	275
Total	23,314	31,449
Total facility production (3)	50,588	60,868
____________

(1)	Total sales volume includes sales from the production of our facilities and certain third-party facilities pursuant to supply and/or processing agreements and sales of inventories.

(2)
Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at our facilities and certain third- party facilities pursuant to supply and/or processing agreements. The decrease in feedstock runs for the three months ended March 31, 2010 compared to the prior period is primarily due to the deliberate reduction in crude oil run rates at our facilities due to poor economics of running additional barrels.

(3)
Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and certain third-party facilities pursuant to supply and/or processing agreements, including specialty products agreements with LyondellBasell in 2010. The difference between total production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of finished products and volume loss. The decrease in total facility production is a result of reduced feedstock runs as discussed above.

Credit Agreement Covenant Compliance

Compliance with the financial covenants under Calumet’s credit agreements is measured quarterly based upon performance over the most recent four fiscal quarters. As of March 31, 2010, Calumet continued to be in compliance with all financial covenants under its credit agreements.

While assurances cannot be made regarding our future compliance with these covenants and subject to the inherent uncertainty of the crude oil pricing environment and general economic conditions, Calumet believes that it will continue to maintain compliance with such financial covenants.

Revolving Credit Facility Capacity

On March 31, 2010, Calumet had availability on its revolving credit facility of $141.2 million, based upon a $209.4 million borrowing base, $61.2 million in outstanding standby letters of credit, and outstanding borrowings of $7.0 million under the revolving credit facility. Calumet believes that it will have sufficient cash flow from operations and borrowing capacity to meet Calumet’s financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures. However, Calumet is subject to business and operational risks that could materially adversely affect its cash flows. A material decrease in Calumet’s cash flow from operations or a significant, sustained decline in crude oil prices would likely produce a corollary material adverse effect on Calumet’s borrowing capacity under its revolving credit facility and potentially Calumet’s ability to comply with the covenants under Calumet’s credit facilities. Substantial declines in crude oil prices, if sustained, may materially diminish Calumet’s borrowing base, which is based in part on the value of Calumet’s crude oil inventory, which could result in a material reduction in Calumet’s borrowing capacity under Calumet’s revolving credit facility. A significant increase in crude oil prices, if sustained, would likely result in increased working capital funded by borrowings under its revolving credit facility.

About the Partnership

The Partnership is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil and other feedstocks into customized lubricating oils, white oils, solvents, petrolatums, waxes and other specialty products used in consumer, industrial and automotive products.

The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has five facilities located in northwest Louisiana, western Pennsylvania and southeastern Texas.

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, May 5, 2010, to discuss the financial and operational results for the first quarter of 2010. Anyone interested in listening to the presentation may call 800-884-5695 and enter passcode 41842573. For international callers, the dial-in number is 617-786-2960 and the passcode is 41842573.

The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 65644786. International callers can access the replay by calling 617-801-6888 and entering passcode 65644786. The replay will be available beginning Wednesday, May 5, 2010, at approximately 4:00 p.m. until Wednesday, May 19, 2010.

The information contained in this press release is available on the Partnership’s website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Some of the information in this release may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward-looking statements involve risks and uncertainties that are difficult to predict and may be beyond our control. These risks and uncertainties include the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers' unique and precise specifications; the impact of fluctuations and rapid increases and decreases in crude oil and crack spread prices, including the impact on our liquidity; the results of the Partnership's hedging and risk management activities; the availability of, and the Partnership's ability to consummate, acquisition or combination opportunities; labor relations; the ability of the Partnership to comply with the financial covenants contained in its credit facilities; the Partnership's access to capital to fund acquisitions and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses; environmental liabilities or events that are not covered by an indemnity; insurance or existing reserves; maintenance of the Partnership's credit ratings and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; fluctuations in the debt and equity markets; and general economic, market or business conditions. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this release as well as the Partnership's most recent Form 10-K filed with the Securities and Exchange Commission, which could cause the Partnership's actual results to differ materially from those contained in any forward-looking statement.

Non-GAAP Financial Measures

We include in this release the non-GAAP financial measures of EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide quarterly and annual reconciliations of net income (loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow and (in the case of EBITDA and Adjusted EBITDA) an annual reconciliation to net cash provided by operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA and Adjusted EBITDA are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and meet minimum quarterly distributions;

•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We define EBITDA as net income plus interest expense (including debt issuance and extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA to be Consolidated EBITDA as defined in our credit facilities. Consistent with that definition, Adjusted EBITDA means, for any period: (1) net income plus (2)(a) interest expense; (b) taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for hedging activities; (e) unrealized items decreasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); and (f) other non-recurring expenses reducing net income which do not represent a cash item for such period; minus (3)(a) tax credits;
(b) unrealized items increasing net income (including the non-cash impact of restructuring, decommissioning and asset impairments in the periods presented); (c) unrealized gains from mark to market accounting for hedging activities; and (d) other non-recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period.

We are required to report Adjusted EBITDA to our lenders under our credit facilities and it is used to determine our compliance with the consolidated leverage and consolidated interest coverage tests thereunder. Please refer to “Liquidity and Capital Resources — Debt and Credit Facilities” within this item for additional details regarding our credit agreements.

We define Distributable Cash Flow as Adjusted EBITDA less replacement capital expenditures, cash interest paid (excluding capitalized interest) and income tax expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per unit data)

	For the Three Months Ended March 31,
	2010	2009

Sales	$484,616	$414,264
Cost of sales	452,941	335,293
Gross profit	31,675	78,971
Operating costs and expenses:
Selling, general and administrative	7,170	9,322
Transportation	20,246	15,155
Taxes other than income taxes	1,025	1,125
Other	327	418
Operating income	2,907	52,951
Other income (expense):
Interest expense	(7,434)	(8,644)
Realized loss on derivative instruments	(561)	(8,470)
Unrealized gain (loss) on derivative instruments	(7,758)	39,739
Other	(59)	144
Total other income (expense)	(15,812)	22,769
Net income (loss) before income taxes	(12,905)	75,720
Income tax expense	162	82
Net income (loss)	$(13,067)	$75,638

Allocation of net income (loss) :
Net income (loss)	$(13,067)	$75,638
Less:
General partner’s interest in net income (loss)	(261)	1,510
Net income (loss) available to limited partners	$(12,806)	$74,128
Weighted average limited partner units outstanding — basic and diluted	35,351	32,232
Common and subordinated unitholders’ basic and diluted net income (loss) per unit	(0.36)	2.30
Cash distributions declared per common and subordinated unit	$0.455	$0.450

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2010	December 31, 2009
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$37	$49
Accounts receivable, net	140,297	122,768
Inventories	110,994	137,250
Derivative assets	10,150	30,904
Prepaid expenses and other current assets	3,111	8,672
Total current assets	264,589	299,643
Property, plant and equipment, net	622,620	629,275
Goodwill	48,335	48,335
Other intangible assets, net	35,891	38,093
Other noncurrent assets, net	14,922	16,510
Total assets	$986,357	$1,031,856
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable	$138,442	$109,976
Other current liabilities	19,688	20,165
Current portion of long-term debt	4,924	5,009
Derivative liabilities	4,670	4,766
Total current liabilities	167,724	139,916
Pension and postretirement benefit obligations	9,189	9,433
Other long-term liabilities	1,105	1,111
Long-term debt, less current portion	362,462	396,049
Total liabilities	540,480	546,509
Partners’ capital:
Partners’ capital	444,657	472,703
Accumulated other comprehensive income	1,220	12,644
Total partners’ capital	445,877	485,347
Total liabilities and partners’ capital	$986,357	$1,031,856

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Three Months Ended March 31,
	2010	2009
Operating activities
Net income (loss)	$(13,067)	$75,638
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	15,351	16,135
Amortization of turnaround costs	2,140	1,597
Provision for doubtful accounts	(91)	240
Unrealized gain on derivative instruments	7,758	(39,739)
Other non-cash activities	935	106
Changes in assets and liabilities:
Accounts receivable	(17,438)	6,998
Inventories	26,256	(30,452)
Prepaid expenses and other current assets	5,561	4,684
Derivative activity	1,071	(7,228)
Other assets	(939)	(76)
Accounts payable	28,466	2,785
Other liabilities	1,167	1,630
Pension and postretirement benefit obligations	161	315
Net cash provided by operating activities	57,331	32,633
Investing activities
Additions to property, plant and equipment	(5,669)	(4,945)
Proceeds from disposal of property, plant and equipment	89	—
Net cash used in investing activities	(5,580)	(4,945)
Financing activities
Repayments of borrowings – revolving credit facility, net	(32,944)	(9,569)
Repayment of borrowings – term loan credit facility	(963)	(963)
Payments on capital lease obligation	(372)	(309)
Proceeds from public offerings, net	793	—
Contribution from Calumet GP, LLC	18	—
Change in bank overdraft	(1,650)	(1,944)
Common units repurchased for vested phantom unit grants	(248)	(105)
Distributions to partners	(16,397)	(14,818)
Net cash used in financing activities	(51,763)	(27,708)
Net decrease in cash and cash equivalents	(12)	(20)
Cash and cash equivalents at beginning of period	49	48
Cash and cash equivalents at end of period	$37	$28
Supplemental disclosure of cash flow information
Interest paid	$6,944	$7,917
Income taxes paid	$8	$—

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE CASH FLOW
(In thousands)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Reconciliation of Net Income (Loss) to EBITDA, Adjusted EBITDA and Distributable Cash Flow:
Net income (loss)	$(13,067)	$75,638
Add:
Interest expense	7,434	8,644
Depreciation and amortization	14,551	15,289
Income tax expense	162	82
EBITDA	$9,080	$99,653
Add:
Unrealized (gain) loss from mark to market accounting for hedging activities	$8,828	$(46,404)
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	2,883	(3,146)
Adjusted EBITDA	$20,791	$50,103
Less:
Replacement capital expenditures (1)	(5,449)	(3,016)
Cash interest expense (2)	(6,944)	(8,153)
Income tax expense	(162)	(82)
Distributable Cash Flow	$8,236	$38,852

(1)	Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or sales from existing levels.

(2)	Represents cash interest paid by the Partnership, excluding capitalized interest.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
RECONCILIATION OF ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(In thousands)

	Three Months Ended March 31,
	2010	2009
	(Unaudited)	(Unaudited)
Reconciliation of Adjusted EBITDA and EBITDA to net cash provided by operating activities:
Adjusted EBITDA	$20,791	$50,103
Add:
Unrealized gain (loss) from mark to market accounting for hedging activities	(8,828)	46,404
Prepaid non-recurring expenses and accrued non-recurring expenses, net of cash outlays	(2,883)	3,146
EBITDA	$9,080	$99,653
Add:
Cash interest expense	(6,488)	(7,743)
Unrealized (gain) loss on derivative instruments	7,758	(39,739)
Income tax expense	(162)	(82)
Provision for doubtful accounts	(91)	240
Changes in assets and liabilities:
Accounts receivable	(17,438)	6,998
Inventory	26,256	(30,452)
Other current assets	5,561	4,684
Derivative activity	1,071	(7,228)
Accounts payable	28,466	2,785
Other liabilities	1,167	1,630
Other, including changes in noncurrent assets and liabilities	2,151	1,887
Net cash provided by operating activities	$57,331	$32,633

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
UPDATE ON EXISTING COMMODITY DERIVATIVE INSTRUMENTS
March 31, 2010

Fuel Products Segment

The following tables provide information about our derivative instruments related to our fuel products segment as of March 31, 2010:

Crude Oil Swap Contracts by Expiration Dates	Barrels Purchased	BPD	($/Bbl)
Second Quarter 2010	1,820,000	20,000	$67.29
Third Quarter 2010	1,840,000	20,000	67.29
Fourth Quarter 2010	1,840,000	20,000	67.29
Calendar Year 2011	5,614,000	15,381	76.54
Calendar Year 2012	1,685,500	4,605	86.25
Totals	12,799,500
Average price			$73.84

Diesel Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
Second Quarter 2010	1,183,000	13,000	$80.41
Third Quarter 2010	1,196,000	13,000	80.41
Fourth Quarter 2010	1,196,000	13,000	80.41
Calendar Year 2011	2,371,000	6,496	90.58
Totals	5,946,000
Average price			$84.47

Jet Fuel Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
Calendar Year 2011	2,514,000	6,888	$88.51
Calendar Year 2012	1,549,000	4,232	$98.62
Totals	4,063,000
Average price			$92.36

Gasoline Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
Second Quarter 2010	637,000	7,000	$75.28
Third Quarter 2010	644,000	7,000	75.28
Fourth Quarter 2010	644,000	7,000	75.28
Calendar Year 2011	729,000729,000	1,997	83.53
Calendar Year 2012	136,500729,000	373	89.04
Totals	2,790,500
Average price			$78.11

The following table provides a summary of these derivatives and implied crack spreads for the crude oil, diesel and gasoline swaps disclosed above, all of which are designated as hedges.

Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Implied Crack Spread ($/Bbl)
Second Quarter 2010	1,820,000	20,000	$11.32
Third Quarter 2010	1,840,000	20,000	11.32
Fourth Quarter 2010	1,840,000	20,000	11.32
Calendar Year 2011	5,614,000	15,381	12.16
Calendar Year 2012	1,685,500	4,605	11.60
Totals	12,799,500
Average price			$11.72

At March 31, 2010, the Company had the following derivatives related to crude oil sales and gasoline purchases in its fuel products segment, none of which are designated as hedges.

Crude Oil Swap Contracts by Expiration Dates	Barrels Sold	BPD	($/Bbl)
Second Quarter 2010	136,500	1,500	$58.25
Third Quarter 2010	138,000	1,500	58.25
Fourth Quarter 2010	138,000	1,500	58.25
Totals	412,500
Average price			$58.25

Gasoline Swap Contracts by Expiration Dates	Barrels Purchased	BPD	($/Bbl)
Second Quarter 2010	136,500	1,500	$58.42
Third Quarter 2010	138,000	1,500	58.42
Fourth Quarter 2010	138,000	1,500	58.42
Totals	412,500
Average price			$58.42

To summarize, at March 31, 2010, the Company had the following crude oil and gasoline derivative instruments not designated as hedges in its fuel products segment. These trades were used to economically lock in a portion of the mark-to-market valuation gain for the above crack spread trades.

Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Implied Crack Spread ($/Bbl)
Second Quarter 2010	136,500	1,500	$0.17
Third Quarter 2010	138,000	1,500	0.17
Fourth Quarter 2010	138,000	1,500	0.17
Totals	412,500
Average price			$0.17

At March 31, 2010, the Company had the following put options related to jet fuel crack spreads in its fuel products segment, none of which are designated as hedges.

Jet Fuel Put Option Crack Spread Contracts by Expiration Dates	Barrels	BPD	Average Sold Put ($/Bbl)	Average Bought Put ($/Bbl)
Calendar Year 2011	814,000	2,230	$4.17	$6.23
Totals	814,000
Average price			$4.17	$6.23

Specialty Products Segment

At March 31, 2010, the Company had the following crude oil derivative instruments related to crude oil purchases in its specialty products segment, none of which are designated as hedges.

Crude Oil Put/Swap/Call Contracts by Expiration Dates	Barrels	BPD	Average Bought Put ($/Bbl)	Average Swap ($/Bbl)	Average Sold Call ($/Bbl)
April 2010	90,000	3,000	$61.47	$76.93	$87.00
May 2010	155,000	5,000	67.68	82.66	92.66
June 2010	120,000	4,000	68.21	82.96	92.96
Totals	365,000		$66.32	$81.35	$91.36
Average price

Crude Oil Swap Contracts by Expiration Dates	Barrels	BPD	$/Bbl
April 2010	45,000	1,500	$82.74